TABLE OF CONTENTS

PART 1

     ITEM 1      BUSINESS                               3

     ITEM 2      PROPERTIES                             4

     ITEM 3      LEGAL PROCEEDINGS                      5

     ITEM 4      SUBMISSION OF MATTERS TO A VOTE OF
                 SECURITY HOLDERS                       5

PART II

     ITEM 5      MARKET FOR THE REGISTRANT'S PARTNERSHIP
                 INTERESTS                             6

     ITEM 6      SELECTED FINANCIAL DATA                6

     ITEM 7      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF
                 OPERATIONS                             7

     ITEM 8      FINANCIAL STATEMENTS                  12

     ITEM 9      CHANGES AND DISAGREEMENTS WITH
                 ACCOUNTANTS ON ACCOUNTING AND
                 FINANCIALDISCLOSURE                   12

PART III

     ITEM 10     DIRECTORS AND EXECUTIVE OFFICERS OF THE
                 REGISTRANT                            13

     ITEM 11     EXECUTIVE COMPENSATION                14

     ITEM 12     PARTNERSHIP INTEREST OWNERSHIP OF
                 CERTAIN BENEFICIAL OWNERS AND
                 MANAGEMENT                            15

     ITEM 13     CERTAIN RELATIONSHIPS AND RELATED
                 TRANSACTIONS                          15

PART IV

     ITEM 14     EXHIBITS, FINANCIAL STATEMENT
                 SCHEDULES AND REPORTS ON FORM 8-K     16

                 SIGNATURES                            17


                         PART I

ITEM 1.  BUSINESS

Century Pacific Tax Credit Housing Fund-II (CPTCHF-II or the Partnership) was formed on September 2, 1988 as a limited partnership under the laws of the State of California to invest in multifamily housing developments (the Properties). The Partnership's business is to invest primarily in other limited partnerships (Operating Partnerships) that are organized for the purposes of either constructing or acquiring and operating existing affordable multifamily rental apartments (the Properties) that are eligible for the Low Income Housing Tax Credit, or to a lesser extent, the Rehabilitation Tax Credit, both enacted by the Tax Reform Act of 1986 (sometimes referred to as Credits or Tax Credits). The Partnership has invested in two Properties, each of which qualifies for the Low Income Housing Tax Credit. Both of these Properties receive one or more forms of assistance from Federal, state or local governments. A summary of the Partnership's objectives and a summary of the Tax Credits are provided in the Prospectus under "Investment Objectives and Policies" and "Federal Income Tax Aspects" on pages 45 and 79, respectively, and are incorporated herein by reference.

The partnership does not employ any persons. Alternatively, the partnership reimburses an affiliate for allocated overhead, consisting primarily of payroll costs.

In order to stimulate private investment in low and moderate income housing of the types in which CPTCHF-II has invested, the federal government, through the Department of Housing and Urban Development (HUD), has provided investors with significant ownership incentives, such as interest subsidies, rent supplements, mortgage insurance and other measures, with the intent of reducing the risks and providing the investors/owners with certain tax benefits, limited cash distributions and the possibility of long-term capital gains. However, there are significant risks inherent in this type of housing. Long-term investments in real estate limit the ability of CPTCHF-II to vary its portfolio in response to changing economic, financial and investment conditions, rising operating costs and vacancies, rent controls and collection difficulties, costs and availability of energy, as well as other factors which normally affect real estate values. In addition, these Properties usually are rent restricted and are subject to Government Agency programs which may or may not require prior consent to transfer ownership.

The Partnership acquired the Properties by investing as the limited partner in Operating Partnerships which owns the Properties. As a limited partner, CPTCHF-II's liability for obligations of the Operating Partnerships is limited to its investment. The Partnership made capital contributions to the Operating Partnerships in amounts sufficient to pay the Operating Partnerships' expenses and to reimburse the General Partners for their costs incurred in forming the Operating Partnerships, if any, and acquiring the Properties. For each acquisition, this typically included a cash down payment (in one or more installments), acceptance of the Property's mortgage indebtedness, and execution of a Purchase Money Note in favor of the seller of the Property.

The Partnership's primary objective is to provide Low-Income Housing Tax Credits to its limited partners generally over a 10-year period. Each of the Partnership's Operating Part-nerships has been allocated, by the relevant state tax credit agency, an annual amount of the Low-Income Housing Tax Credits for 10 years from the date the Property was placed in service. The required holding period of the Properties is 15 years (the Compliance Period). The Properties must satisfy rent restriction, tenant income limitations and other requirements (the Low-Income Housing Tax Credit Requirements) in order to maintain eligibility for recognition of the Low-Income Housing Tax Credits at all times during the Compliance Period. Once an Operating Partnership has become eligible for the Low-Income Housing Tax Credits, it may lose such eligibility and suffer an event of recapture if its Property fails to remain in compliance with the Low-Income Housing Tax Credit Require-ments. To date, neither of the Operating Partnerships have suffered an event of recapture of Low-Income Housing Tax Credit.

ITEM 2.    PROPERTIES

As of March 31, 1996, CPTCHF-II had acquired equity interests in the Operating Partnerships set forth in the table below. Each of the Properties acquired by the Operating Partnerships receives benefits under government assistance programs provided by HUD and the Illinois Housing Development Authority (IHDA). The table below summarizes the Operating Partnerships acquired and the government assistance programs benefiting each Property. Further information concerning these Properties may be found in Supplement No. 2 to the Prospectus, pages 4 through 66, which information is incorporated herein by reference and is summarized below.

                         Washington Courts   Plumley Village
                         Chicago, Illinois      Boston, MA
                          103 Resid units    430 Resid units
                         -----------------------------------
Average Occupancy 1995              98%               97%
Date of Acquisition of Interest  5/1/89            8/1/89
Percent Interest in Operating
   Partnership                     90%                60%
Capital Contribution Obligation:
     Total at March 31, 1996     $2,743,413     $1,616,280
     Paid through March 31, 1996  2,743,413      1,616,280

Mortgage Note, 12/31/95           5,076,014      8,342,889
Residual Note, 12/31/95              --          4,047,488
Purchase Note, 12/31/95              --          5,154,129
Other Note, 12/31/95                 --            405,895
Government Assisted Program   HUD Insured/IHDA  HUD/Sec 236
                                HAP Contract      Sec 8



ITEM 3.    LEGAL PROCEEDINGS

As of March 31, 1996, there were no pending legal proceedings against CPTCHF-II or any Operating Partnership in which it has invested.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

As of March 31, 1996, there were no submissions of matters to a vote of security holders.



                         PART II

ITEM 5.    MARKET FOR THE REGISTRANT'S PARTNERSHIP INTERESTS

There is at present no public market for the units of limited partnership interests (the Units), and it is unlikely that any public market for the Units will develop. See the Prospectus under "Transferability of Interests" on pages 24 and 52 of the Prospectus, which information is incorporated herein by reference. The number of owners of Units as of May 30, 1996 was approximately 508, holding 5,754 units.

As of May 30, 1996, there were no cash distributions.












ITEM 6.    SELECTED FINANCIAL DATA

The following summary of selected financial data should be read in conjunction with ITEM 14, herein, which also includes a summary of CPTCHF-II's significant accounting policies.

                                 Year Ended March 31,
- ------------------------------------------------------------

Operations         1996    1995    1994     1993     1992
________________ ______   ______   ______    _____   _____

Revenues        $2,200   $1,500   $1,000    $1,500  $3,252
Operating
   expenses   (175,115)(194,948)(223,148)(241,544)(249,400)
Equity in Net
  Losses of Operating
  Partnerships(158,170)(226,083)(228,942)(408,668)(734,433)

Net Loss      (331,085)(419,531)(451,090)(648,712)(980,581)
             ==============================================

Net Loss per Unit of
Limited Partnership
Interest        $ (57)  $ (72)    $ (78)   $ (112)  $ (169)



Financial Position
__________________

Total
 Assets $1,398,015 $1,555,203 $1,794,776 $2,074,737 $2,545,131
        ==========  =========  =========  =========  =========




ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITIONS AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

The Partnership offered limited partnership interests to the public during calendar year 1989, pursuant to a Registration Statement filed under the Securities Act of 1933. The Partnership raised $5,754,000 in equity capital and, thereafter, invested in Operating Partnerships, which own multifamily Properties located in Illinois and Massachusetts representing approximately $25,000,000 of Property value. These properties under Section 42 of the Internal Revenue Code earn low-income housing tax credits which are passed through to the individual partners of the Partnership. Low-Income housing tax credits earned by the Partnership for calendar years 1995, 1994 and 1993 were $859,233,
$859,232, and $856,945 respectively.

As of March 31, 1996 and 1995, the Partnership portfolio consists of two Properties totalling 533 units. For a summary of the combined financial status of the Operating
Partnerships and the Properties, see the financial information contained under ITEM 14.

The market for multifamily residential properties throughout the country continued to show signs of improvement in 1995, as the ongoing absence of significant new construction activity further improved the market's supply and demand characteristics. Management believes that overall real estate market conditions will improve further in 1996 along with the continued improvement in general economic conditions. In addition, the recent increases in market interest rate levels will make new construction more expensive to finance, which should continue to limit the addition of new multifamily units to the existing supply. However, the effects of the gradually improving market conditions on the Partnership's operating property investments, while positive, are limited by the government restrictions on rental rate increases. A substantial amount of the revenue generated by these properties comes from rental subsidy payments made by federal or state housing agencies. These features, which are characteristic of all low-income housing properties, limit the pool of potential buyers for these real estate assets. As a limited partner of the Operating Partnerships, the Partnership does not control property disposition decisions, and management is not aware of any plans or intentions of the general partners of these partnerships to sell any of the investment properties in the near future.

The Partnership is currently experiencing a liquidity problem. Under the Partnership Agreement, the Partnership is entitled to receive distributions of surplus cash from the Operating Partnerships which is to provide the funds necessary for the Partnership to meet its administrative expenses and pay the Partnerships management fee. At the present time, the Operating Partnerships have not generated sufficient cash distributions to fund the Partnership's expenses. As a result of the foregoing, the Partnership has been dependent upon its affiliates and the General Partners for continued financial support to meet its expenses. Though there can be no assurance, management believes that affiliates and/or the General Partners, though not required to do so, will continue to fund operations of the Partnership and defer receipt of payment of allocated overhead, administrative expenses and partnership management fees. Allocated administrative expenses paid or accrued to affiliates and the General Partners represent reimbursement of the actual cost of goods and materials used for or by the Partnership, salaries, related payroll costs and other administrative items incurred or allocated, and direct expenses incurred in rendering legal,accounting/bookkeeping, computer, printing and public relations services. Items excluded from the overhead allocation include overhead expenses of the General Partners, including rent and salaries of employees not specifically performing the services described above. Unpaid allocated administrative expenses and partner-ship management fees, an annual amount up to .5% of invested assets, will accrue for payment in future operating years.

The Partnership is not expected to have access to any significant sources of financing. Accordingly, if unforeseen contingencies arise that cause an Operating Partnership to require additional capital to sustain operations, in addition to that previously contributed by the Partnership, the source of the required capital needs may be from
(i) limited reserves from the Partnership (which may include distributions received from Operating Partnerships that would otherwise be available for distribution to partners),
(ii) debt financing at the Operating partnership level (which may not be available), or (iii) additional equity contributions from the general partner of the Operating Partnerships (which may not be available). There can be no assurance that any of these sources would be readily available to provide for possible additional capital requirements which may be necessary to sustain the operations of the Operating Part-nerships.

Tax Reform Act of 1986, Omnibus Budget Reconciliation Act of 1987, Technical and Miscellaneous Revenue Act of 1988,
Omnibus Budget Reconciliation Act of 1989 and Ominbus Budget
Reconciliation Act of 1990

The Partnership is organized as a limited partnership and is "pass through" tax entity which does not, itself, pay federal income tax. However, the partners of the Partner-ship, who are subject to federal income tax, may be affected by the Tax Reform Act of 1986, the Omnibus Budget Recon-ciliation Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Ominbus Budget Reconciliation Act of 1989 and the Ominbus Budget Reconciliation Act of 1990 (collectively the Tax Acts). The Partnership will consider the effect of certain aspects of the Tax Acts on the partners when making investment decisions. The Partnership does not anticipate that the Tax Acts will have a material adverse impact on the Partnership's business operations, capital resources, plans or liquidity.

Results of Operations

The fiscal year of the Partnership ends on March 31 of each year, however, the fiscal year of each Operating
Partnership ends on December 31. Therefore, the earnings and losses of the Operating Partnerships reflected on the equity method in the Partnership's financial statements for its current fiscal year are for the calendar year ended
December 31, 1995.

1996 Compared to 1995

For the fiscal year ended March 31, 1996, the Partnership recorded a net loss of approximately $331,000, as compared to a net loss of approximately $420,000 for the prior fiscal year. The decrease in net loss is the result of a decrease in the Partnership's equity in net losses of the Operating Partnerships of approximately $68,000 and a decrease in the expenses of approximately $20,000 for the current fiscal year. General and administrative expenses, namely allocated administrative expenses and partnership management fees, continue each fiscal year to comprise an increasing portion of the Partnership's net loss. This trend results primarily from a decrease in the Partnership's recognition of equity losses from the Operating Partnerships in each subsequent fiscal year.

In accordance with the equity method of accounting for limited partnership interests, the Partnership does not recognize losses from investment properties when losses exceed the Partnership's equity method basis in these properties.
One of the two investments has had an equity method basis of zero since March 31, 1993. The Partnership's recorded share of the Operating Partnerships' losses in the current fiscal period consists of losses of approximately $158,000 from the Washington Courts Limited Partnership. In the prior fiscal year, losses of approximately $226,000 from the operations of Washington Courts was recorded. The carrying value of the Partnership's investment in Laurel-
Clayton was reduced to zero during fiscal 1993.

In the aggregate, combined rental revenue of the Operating Partnerships increased during the current calendar year.
The combined total rental revenue increased by approximately $442,000 in the current calendar year, with the largest increase occurring at Laurel-Clayton. The average occupancy levels remained at or above 97% in both calendar years in both properties. Such results reflect the generally improving market conditions referred to above. Contrary to the improvement in revenue, the combined total expenses of the two operating properties increased by approximately $227,000 in the current year primarily due to an increase in repairs and maintenance, management fees, depreciation and other operating expenses.

1995 Compared to 1994

For the fiscal year ended March 31, 1995, the Partnership recorded a net loss of approximately $420,000, as compared to a net loss of approximately $451,000 for the prior fiscal year. The decrease in net loss is a result of a decrease in the Partnership's equity in net losses of the Operating Partnerships of approximately $3,000 and a decrease in the expenses of approximately $28,000 for the 1995 fiscal year. General and administrative expenses, namely allocated administrative expenses and partnership management fees, continue each fiscal year to comprise an increasing portion of the Partnership's net loss. This trend results primarily from a decrease in the Partnership's recognition of equity losses from the Operating Partnership in each subsequent fiscal year.

In accordance with the equity method of accounting for limited partnership interests, the Partnership does not recognize losses from investment properties when losses exceed the Partnership's equity method basis in these properties. One of the two investments has had an equity method basis of zero since March 31, 1993. The Partnership's recorded share of the Operating Partnerships' losses in the 1995 fiscal period consists of losses of approximately $226,000 from the Washington Courts Limited Partnership.
In the prior fiscal year, losses of approximately $229,000 from the operation of Washington Courts was recorded. The carrying value of the Partnership's investment in Laurel-Clayton was reduced to zero during fiscal 1993.

In the aggregate, combined rental revenue of the Operating Partnerships increased during the 1994 calendar year. The combined total rental revenue increased by approximately $253,000 in the 1994 calendar year, with the largest increase occurring at Laurel-Clayton. The average occupancy levels remained at or above 98% in both calendar years in both properties. The increase in revenue is primarily attributable to an annual adjustment of contract rents of approximately 7.5% at Laurel-Clayton and 3% at Washington Courts. Such results reflect the generally improving market conditions referred to above. Contrary to the improvement in revenue, the combined total expenses of the two operating properties increased by approximately $209,000 in the 1994 calendar year primarily due to an increase in repairs and maintenance and security contract expenses at one of the properties.
In addition to several nonrecurring maintenance projects being completed at the property, a security contract was entered into during the 1994 calendar year.

1994 Compared to 1993

For the fiscal year ended March 31, 1994, the Partnership recorded a net loss of approximately $451,000, as compared to a net loss of approximately $649,000 for the prior fiscal year. The decrease in net loss is the result of a decrease in the Partnership's equity in net losses of the Operating Partnerships of approximately $180,000 and a decrease in the expenses of approximately $18,000 for the 1994 fiscal year. General and administrative expenses, namely allocated administrative expenses and partnership management fees, continue each fiscal year to comprise an increasing portion of the Partnership's net loss. This trend results primarily from a decrease in the Partnership's recognition of equity losses from the Operating Partnerships in each subsequent fiscal year.

In accordance with the equity method of accounting for limited partnership interests, the Partnership does not recognize losses from investment properties when losses exceed the Partnership's equity method basis in these properties. One of the two investments had an equity method basis of zero since March 31,1993. The Partnership's recorded share of the Operating Partnerships' losses in the 1994 fiscal period consists of losses of approximately $229,000 from the Washington Courts Limited Partnership.
In the prior fiscal year, losses of approximately $234,000 from the operations of Washington Courts was recorded in addition to a loss of approximately $175,000 from the Laurel-Clayton Limited Partnership. The carrying value of the Partnership's investment in Laurel-Clayton was reduced to zero during fiscal 1993.

In the aggregate, combined rental revenue of the Operating Partnerships increased during the 1993 calendar year by approximately $73,000, with the largest increase occurring at Washington Courts. The average occupancy levels increased from 95% in calendar year 1992 to 98% in calendar year 1993 in both properties. The increase in revenue at Washington Courts is primarily attributable to an annual adjustment of contract rents of approximately 2%. Such results reflect the generally improving market conditions referred to above. Contrary to the improvement in revenue, the combined total expenses of the two operating properties increased by approximately $173,000 during the calendar year 1993, primarily due to an increase in repairs and maintenance expenses at one of the properties. Several nonrecurring maintenance projects were completed at the properties during the calendar year 1993. In general, repairs and maintenance expenses run high at these properties due to a combination of their ages, applicable regulatory requirements and management's operating philosophy. Such expenses do, however, fluctuate from year-to-year.

Inflation

Inflation is not expected to have a material adverse impact on the Partnership's operations during its period of ownership of the Properties.

Recent Accounting Statements Net Yet Adopted

In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995, with earlier application permitted. SFAS No. 121 addresses the accounting for long-lived assets and certain identifiable intangibles to be held and used by an entity to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.


ITEM 8.    FINANCIAL STATEMENTS

The financial statements together with the report of the independent auditors thereon are set forth on the pages indicated in ITEM 14.

ITEM 9.    CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON
               ACCOUNTING AND FINANCIAL DISCLOSURE

On February 21, 1996, the prior auditors, Reznick, Fedder & Silverman, were dismissed as auditors for the Partnership. The decision to change accountants was approved by the Partnership's Board of Directors. Reznick, Fedder & Silverman's report on the Partnership's financial state-ments for the years ended March 31, 1995 and 1994, contained a modification as to uncertainty of the Partnerships to continue as a going concern. Reznick, Fedder & Silverman's report on the above mentioned financial statements contained no adverse opinions or disclaimer of opinions, and was not qualified as to uncertainty, audit scope or accounting principles, other than those previously discussed.

Effective February 21, 1996, the Partnership engaged Rubin,
Brown, Gornstein & Co., LLP to perform the audit of the Partnership's financial statements as of and for the year ending March 31, 1996.

There are no known disagreements on any matter of accounting principles or practices or financial statement disclosure with current or predecessor auditors.




                          PART III

ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The Partnership has no officers or directors. Management of the Partnership is vested in Irwin Jay Deutch and Century Pacific Capital II Corporation (CPII) (the General Partners). The General Partners will involve themselves in the day-to-day affairs of the Partnership as required to protect the Limited Partners' investment and advance the Partnership's investment objectives. Mr. Deutch, the Managing General Partner, has the overall responsibility for the preparation and transmittal of periodic reports to the Limited
Partners, preparation and filing of the Partnership's tax returns with the IRS and the appropriate state tax authorities, and the preparation and filing of reports to HUD and other Government Agencies.

Following is biographical information on Mr. Deutch and the Executive Officers of CPII:

Irwin Jay Deutch


Irwin Jay Deutch, age 55, is Chairman of the Board,President, and Chief Executive Officer of Century Pacific Realty Corporation (CPRC), a General Partner of the Operating Partnerships that own the Properties in which CPTCHF-II has invested, and its Affiliates. Mr. Deutch has been involved with low-income housing investments since 1968.
He is the individual general partner in 62 private limited partnerships and two public limited partnerships investing in 209 properties, including 196 multifamily properties with 33,700 apartment units, 10 commercial projects, and 3 hotel properties. Fifty-eight of the 62 private limited partnerships have invested in affordable housing. In his capacity as general partner and officer of CPRC, he oversees the management of these partnerships and assumes overall responsibility for the development, direction, and operation of all affiliated CPRC companies. Mr. Deutch is recognized as an expert in the field of affordable housing and frequently addresses professional groups on topics of real estate investment, syndication, tax law, and the Low-Income Housing Tax Credit program.

Mr. Deutch received a B.B.A. with distinction from the University of Michigan School of Business Administration in 1962 and a Juris Doctor degree with honors from the University of Michigan Law School in 1965. He is a member of the Order of the Coif. Mr. Deutch served in the Honors
Program in the Office of the Chief Counsel of the Internal
Revenue Service from 1965 to 1967, where he was assigned to the Interpretative Division in Washington, D.C.
He attended Georgetown Law Center and received his Master of Laws degree in taxation in 1967. Mr. Deutch is a member of the State Bars of Michigan and California, as well as the American, Federal, Los Angeles, and Beverly Hills Bar
Associations.

Key Officers of CPII and Affiliates

Essie Safaie, age 47, is Chief Financial Officer and Chief Operating Officer of CPRC. Prior to joining CPRC in 1988, from 1985-88, he was Vice President and Chief Financial Officer of Sunrise Investments, Inc., a real estate syndication firm with $450 million of real estate under management. During this period, Mr. Safaie was also President of an affiliated property management firm, S&L Property Management, Inc., with over 12,000 residential units and 800,000 square feet of commercial office space under direct management. From 1982 to 1985, Mr. Safaie was assistant controller of Standard Management Company, builders and managers of luxury hotels, commercial offices and residential units. From 1980-1982, he served as financial officer of Diamond "M" Drilling Company. Mr. Safaie received a BA degree in Business Administration from California State University with a major in accounting.

Charles L. Schwennesen, age 50, is Vice President of Acquisition Finance for CPRC and is responsible for financial analysis and "due diligence" reviews of all properties acquired by CPRC. Prior to joining CPRC in 1987, he was a consultant to companies which provided investment opportunities through private placements. From 1984 to 1985, Mr. Schwennesen was vice President of Cranston Securities Company and was responsible for the structuring of more than $30 million of mortgage revenue bond financing for affordable housing projects. From 1977 to 1984, Mr. Schwennesen was a manager with the accounting firm of Price Waterhouse where he specialized in providing auditing and consulting services to publicly held California real estate development companies involved in the affordable housing industry. Mr. Schwennesen is a Certified Public Accountant and holds a Masters degree in Business Administration from the UCLA Graduate School of Management and a B.A. degree in Mathematics from UCLA.

ITEM 11.   EXECUTIVE COMPENSATION

The Partnership has no officers or directors. However, in connection with the operations of the partnership and the Operating Partnerships, the General Partners and their Affiliates will or may receive certain fees, compensation, income and other payments which are described in the Prospectus under "Compensation, Fees and Reimbursements" on page 17, the terms of which are incorporated herein by reference.

During the fiscal years ended March 31, 1996, 1995, and 1994, CPII, a General Partner of the Partnership, earned $132,097 , $132,814, and $131,867, respectively, of partnership management fees. During the fiscal years ended March 31, 1996, 1995 and 1994, the Partnership accrued $37,600, $37,600 and $37,600, respectively, for the reimbursement of overhead allocation from Century Pacific Investment Corporation (CPIC). During fiscal year 1996, the General Partners received no payments from the Operating Partnerships.


ITEM 12.   PARTNERSHIP INTEREST OWNERSHIP OF CERTAIN
           BENEFICIAL OWNERS AND MANAGEMENT

No partner in CPTCHF-II owns more than 5% of the total number of partnership interests outstanding. Irwin J.
Deutch, the Managing General Partner, holds a one-half percent General Partnership Interest.


ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Irwin J. Deutch is the Managing General Partner of CPTCHF-II, and CPII is also a General Partner. Irwin J. Deutch is the sole Director and President of CPII, and the stock of CPII is solely owned by the Deutch Family Trust. Mr. Deutch is also the President, sole Director and the Deutch Family Trust is the sole stockholder of Century Pacific Realty Corporation (CPRC), a General Partner of the Operating Partnerships that own the Properties in which CPTCHF-II has invested. CPII received a partnership management fee for its services in managing and advising the Partnership and its business. CPIC, an affiliate, provides all the services and materials necessary for the operation of the Partnership and is reimbursed for actual costs. These transactions are more particularly set forth in the financial statements found under ITEM 14.



                        PART IV



ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND
           REPORTS ON FORM 8-K

(a)  The following documents are filed as part of this report:

     (1)   Financial Statements:

           FDS
           Notes to Financial Statements

     (2)   Financial Statement Schedules:

           Schedule III - Real Estate and Accumulated
                          Depreciation of Operating
                          Partnerships in which CPTCHF-II has
                          Limited Partnership Interests

           Notes to Schedule III - Real Estate and Accumulated
                 Depreciation of Operating Partnerships in which CPTCHF-II has Limited Partnership
                 Interests

           Schedule IV - Mortgage Loans on Real Estate of
                 Operating Partnerships in which CPTCHF-II has Limited Partnership Interests

           Notes to Schedule IV - Mortgage Loans on Real
                 Estate of Operating Partnerships in which CPTCHF-II has Limited Partnership Interests

           All other schedules are omitted because they are not applicable, or the required information is shown in the financial statements or notes thereto.

(b)  Reports on Form 8-K
     Registrant did file with the Securities and Exchange
     Commission a Current Report on Form 8-K during the year ending March 31, 1996.



                         SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                        CENTURY PACIFIC TAX CREDITHOUSING
                        FUND - II

                        By:  Irwin Jay Deutch, as Managing
                                   General Partner



Date:____________       _________________________________



                                  and


                        Century Pacific Capital II
                        Corporation, as Corporate General
                        Partner and as attorney-in-fact
                        for all Investor Limited Partners




Date:____________      ___________________________________












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